Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES FIRST QUARTER 2008 RESULTS AND

PROVIDES 2008 GUIDANCE UPDATE

RADNOR, PA (BusinessWire) May 7, 2008 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended March 31, 2008 and provided an update of full-year 2008 guidance.

First Quarter Highlights and Guidance Update

First quarter 2008 highlights and results, with comparisons to first quarter 2007 results, included the following:

•

Oil and gas production of 10.5 billion cubic feet of natural gas equivalent (Bcfe), or 115.6 million cubic feet of natural gas equivalent (MMcfe) per day, a 21 percent increase as compared to 8.7 Bcfe, or 97.0 MMcfe per day;

•	Operating income of $60.1 million, as compared to $38.5 million;

•	Operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $84.6 million as compared to $69.3 million;

•	Net income of $3.9 million, or $0.09 per diluted share, as compared to $4.4 million, or $0.11 per diluted share; and

•

Adjusted net income, a non-GAAP measure which excludes the effects of a non-cash change in derivatives fair value, of $20.8 million, or $0.50 per diluted share, as compared to $16.5 million, or $0.43 per diluted share.

Full-year 2008 guidance updates are as follows:

•	Re-affirmed full-year 2008 production guidance, with estimated full-year production of between 49.2 and 51.7 Bcfe, or between 134.4 and 141.3 MMcfe per day;

•	Re-affirmed full-year 2008 cash operating expense guidance of between $2.10 and $2.30 per thousand cubic feet of natural gas equivalent (Mcfe) produced; and

•	Increased 2008 oil and gas capital expenditures guidance from $475.0 million to a range of between $490.0 and $510.0 million.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

In the first quarter of 2008, operating income was $60.1 million, which was $21.6 million, or 56 percent, higher than the first quarter of 2007. The increase was primarily due to 61 percent higher operating income in the oil and gas segment and 207 percent higher operating income in the natural gas midstream (PVR Midstream) segment, offset in part by two percent lower segment operating income from the coal and natural resource management (PVR Coal & NRM) segment and higher corporate general and administrative (G&A) expense.

Operating cash flow in the first quarter of 2008 increased $15.3 million, or 22 percent, as compared to the first quarter of 2007 primarily due to the increase in operating income and higher non-cash depletion, depreciation and amortization (DD&A) expense included in operating income, partially offset by an increase in cash paid to settle derivatives and higher interest expense.

The 26 percent increase in adjusted net income in the first quarter of 2008 as compared to the first quarter of 2007 was primarily due to the increase in operating income, partially offset by the increase in cash paid to settle derivatives and the increase in interest expense.

The 11 percent decrease in net income in the first quarter of 2008 as compared to the first quarter of 2007 was primarily due to increases in derivatives expense, resulting mainly from changes in the valuation of unrealized derivative positions, higher minority interest and higher interest expense, which more than offset the higher operating income.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “We are pleased with the performance of our oil and gas operations during the first quarter of 2008, which delivered a 21 percent production increase over the prior year quarter. However, daily production was flat from the fourth quarter of 2007 primarily due to timing issues which impacted first quarter production volumes in East Texas, including the delayed startup of the processing plant, operated by Penn Virginia Resource Partners, L.P. (NYSE: PVR), and the transition to 20-acre spaced development. These delays are short-term in nature and, given the expected higher levels of drilling activity during the remaining quarters of 2008, we have re-affirmed our expected 2008 production growth of 21 to 27 percent over 2007 levels.

“Looking forward, management is enthusiastic about our prospects and positioning. We have a strong acreage position in the Lower Bossier / Haynesville Shale, a viable presence in the Woodford, Lower Huron and Bakken Shales, and are establishing a position in the Marcellus Shale. When combined with our emerging 20-acre spaced development program in the Cotton Valley, our horizontal drilling initiatives in the Selma Chalk and the Granite Wash and our more traditional activities in horizontal coalbed methane and the Gulf Coast, we believe PVA has an impressive portfolio of growth opportunities. Due to these new opportunities for higher levels of drilling activity along with expected leasehold acquisitions and facility improvements, we have increased our oil and gas capital expenditures guidance from $475.0 million of budgeted spending to a range of between $490.0 and $510.0 million.

“We expect growth in PVR’s midstream and coal and natural resource management segments during 2008, as gas processing capacity has recently increased by 87 percent and volumes are building at two new processing plants in Texas, and coal production by PVR’s lessees is expected to increase during the remainder of the year. As is the case with PVA, PVR continues to evaluate acquisitions and other expansion opportunities in both segments to supplement growth from its existing operations.

“We own 82 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and largest limited partner of PVR. PVG currently provides approximately $44 million of annualized distributions to PVA – approximately 31 percent higher than in the prior year quarter – which, together with cash flows from operating activities and borrowings under our revolving credit facility, help fund our oil and gas capital expenditures.

“We look forward to continued growth in all operating segments in 2008 and believe that we have the proper strategies in place at each business segment and the financial strength to achieve that growth.”

Oil and Gas Segment Review

First quarter 2008 oil and gas production grew 21 percent to 10.5 Bcfe from 8.7 Bcfe in the first quarter of 2007. See PVA’s separate operational update news release dated April 30, 2008 for a more detailed discussion of first quarter 2008 drilling and production operations for the oil and gas business segment.

Oil and gas operating income for the first quarter of 2008 was $36.4 million, or 61 percent higher than the

$22.6 million in the first quarter of 2007. Total oil and gas revenues increased by 49 percent from $62.0 million in the first quarter of 2007 to $92.3 million in the first quarter of 2008. The increase in revenues was primarily attributable to the production increase, as well as an 18 percent increase in the realized natural gas price and an 80 percent increase in the realized oil, natural gas liquids (NGLs) and condensate price.

In the first quarter of 2008, total oil and gas segment expenses increased by $16.5 million, or 42 percent, to $55.9 million, or $5.32 per Mcfe produced, from $39.5 million, or $4.51 per Mcfe produced, in the first quarter of 2007, as discussed below:

•

Cash operating expenses increased by $8.1 million, or 49 percent, to $24.7 million, or $2.34 per Mcfe produced, in the first quarter of 2008 from $16.5 million, or $1.90 per Mcfe produced, in the first quarter of 2007. Unit cash operating expenses were slightly lower than the $2.38 per Mcfe produced in the fourth quarter of 2007. The overall increase in cash operating expenses was due in part to the production increase. Increases in cash operating expenses per unit of production are discussed below:

•

Lease operating expense increased to $1.35 per Mcfe from $1.02 per Mcfe, primarily due to higher water disposal costs in East Texas associated with increased production volumes, additional compression rentals, increased downhole maintenance, higher chemical costs associated with colder temperatures in March and increased third-party gathering charges pending hook up to PVR’s gas processing plant in East Texas in the second quarter of 2008;

•	Taxes other than income increased to $0.56 per Mcfe from $0.48 per Mcfe, primarily due to higher commodity prices in the first quarter of 2008 relative to the prior year quarter; and

•	G&A expense increased to $0.44 per Mcfe from $0.39 per Mcfe, primarily due to additional personnel as a result of expanding operations throughout the segment.

•	Exploration expense remained relatively constant at $4.7 million for the first quarter of 2008, as compared to $5.1 million in the prior year quarter.

•

DD&A expense increased by $8.8 million, or 49 percent, to $26.6 million, or $2.53 per Mcfe, in the first quarter of 2008 from $17.8 million, or $2.04 per Mcfe in the prior year quarter. The overall increase in DD&A expense was due in part to the production increase. In addition, the higher depletion rate per unit of production was primarily due to a shift in the production mix to areas with relatively high depletion rates, including the Gulf Coast, East Texas, Appalachia and the Mid-Continent.

Natural Gas Midstream and Coal & NRM Segment Review (PVR and PVG)

Operating income for PVR Midstream increased 207 percent to $13.7 million in the first quarter of 2008 from $4.4 million in the prior year quarter. Operating income for PVR Coal & NRM decreased two percent to $17.6 million in the first quarter of 2008 from $17.9 million in the prior year quarter. Financial and operational results and full-year 2008 guidance for each of these segments are provided in the financial tables later in this release. In addition, operational updates for these segments are discussed in more detail in PVR’s news release dated May 7, 2008 (please visit PVR’s website, www.pvresource.com under “For Investors,” for a copy of the release).

PVA owns the general partner of PVG and is PVG’s largest unitholder and reports its financial results on a consolidated basis with the financial results of PVG. Similarly, PVG owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest limited partner unitholder, and reports its financial results on a consolidated basis with the financial results of PVR. PVG currently has no separate operating activities apart from those conducted by PVR and derives its cash flow solely from cash distributions received from PVR.

As previously announced, on May 20, 2008, PVG will pay to unitholders of record as of May 5, 2008 a quarterly cash distribution covering the period of January 1 through March 31, 2008 in the amount of $0.34 per unit, or an annualized rate of $1.36 per unit. This annualized distribution represents a $0.08 per unit, or 6.3 percent, increase over the annualized distribution of $1.28 per unit paid in the prior quarter and a 30.8 percent increase over the annualized distribution of $1.04 per unit for the same quarter of 2007.

As the result of PVG’s distribution increase, PVA will receive a cash distribution of approximately $10.9 million in the second quarter of 2008 or approximately $43.6 million on an annualized basis.

A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” table in this release. Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations and corporate are therefore highlighted. Management believes that this is useful since the oil and gas and corporate segments provide a majority of the cash flow from operations generated by PVA, as compared to distributions PVA receives from PVG and PVR. Management believes that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.

Capital Resources and Impact of Derivatives

As of March 31, 2008, PVA had outstanding borrowings of $406.0 million, including $230.0 million of convertible senior subordinated notes due 2012 and $176.0 of borrowings under its revolving credit facility. The $54.0 million increase in outstanding borrowings as compared to the $352.0 million at December 31, 2007 was primarily due to higher spending to fund PVA’s oil and gas capital expenditures during the first quarter of 2008. PVR’s outstanding borrowings as of March 31, 2008 were $413.7 million, including $13.3 million of senior unsecured notes classified as current portion of long-term debt, a slight increase from $411.7 million as of December 31, 2007. Consolidated interest expense increased from $6.7 million in the first quarter of 2007 to $9.5 million in the first quarter of 2008. The increase was due higher weighted average levels of outstanding borrowings during the first quarter of 2008 as compared to the prior year quarter.

During the first quarter of 2008, derivatives expense was $25.9 million, as compared to expense of $16.7 million in the prior year quarter. Included in the derivatives expense for the first quarter of 2008 was $33.7 million of derivatives expense related to PVA’s oil and gas segment, partially offset by $7.8 million of derivatives income related to PVR Midstream. Cash settlements of derivatives included in these amounts resulted in net cash payments of $9.0 million during the first quarter of 2008, as compared to $3.5 million of net cash receipts in the first quarter of 2007. Included in the cash settlement of derivatives for the first quarter of 2008 was $9.5 million of net cash payments related to PVR Midstream, partially offset by $0.5 million of net cash receipts related to PVA’s oil and gas segment.

Based on derivatives currently in place for natural gas production, we have hedged approximately 58 percent of natural gas production for the final three quarters of 2008, based on the midpoint of production guidance, at weighted average collar floors and ceilings of $8.35 and $9.72 per MMBtu. See the Guidance Table included in this release for details of production guidance and derivative positions.

Guidance for 2008

See the Guidance Table included in this release for guidance estimates for full-year 2008. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s and PVR’s operating environments change.

Conference Call

A conference call and webcast, during which management will discuss first quarter 2008 financial and operational results for PVA, is scheduled for Thursday, May 8, 2008 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVA’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until May 22, 2008 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #281755. An on-demand replay of the conference call will be available at PVA’s website beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the United States, including the Cotton Valley play in East Texas, the Selma Chalk play in Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. PVA also owns approximately 82 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unitholder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information, please visit PVA’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, crude oil, NGLs and coal; our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; the relationship between natural gas, coal, oil and NGL prices; the projected demand for and supply of natural gas, crude oil, NGLs and coal; the availability and costs of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated proved oil and gas reserves and recoverable coal reserves; PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to its general partner and its unitholders; the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; operating risks, including unanticipated geological problems, incidental to our business and to PVR’s coal or natural gas midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our oil and natural gas production, of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial market) and political conditions (including the impact of potential terrorist attacks); and PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY - unaudited

	Three Months Ended March 31,
	2008	2007
Production
Natural gas (MMcf)	9,748	8,084
Oil, natural gas liquids (NGLs) and condensate (MBbls)	129	107
Total oil, NGLs, condensate and natural gas production (MMcfe)	10,522	8,726
Coal royalty tons (thousands)	7,640	8,284
Midstream system throughput volumes (MMcf)	17,287	15,900

Prices and margin
Natural gas ($ per Mcf)	$8.26	$7.00
Oil, natural gas liquids, NGLs and condensate ($ per Bbl)	$85.91	$47.70
Average gross coal royalty ($ per ton)	$3.14	$3.02
Average net royalty ($ per ton) - (a)	$2.81	$2.80
Gross midstream processing margin (in thousands)	$25,351	$15,587

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues
Natural gas	$80,513	$56,619
Oil, NGLs and condensate	11,083	5,104
Natural gas midstream	125,048	95,318
Coal royalties	23,962	25,000
Other	8,529	4,229

Total revenues	249,135	186,270

Expenses
Cost of midstream gas purchased	99,697	79,731
Operating	21,002	14,433
Exploration	4,680	5,070
Taxes other than income	7,395	5,376
General and administrative (excluding equity-based compensation)	16,101	13,792
Equity-based compensation - (b)	1,558	1,259
Depreciation, depletion and amortization	38,569	28,070

Total expenses	189,002	147,731

Operating income	60,133	38,539

Other income (expense)
Interest expense	(9,552)	(6,727)
Derivatives	(25,901)	(16,721)
Other	2,331	1,416

Income before minority interest and income taxes	27,011	16,507

Minority interest	20,028	9,296
Income tax expense	3,057	2,808

Net income	$3,926	$4,403

Per share data:

Net income per share, basic	$0.09	$0.12

Net income per share, diluted (c)	$0.09	$0.11

Weighted average shares outstanding, basic	41,558	37,594
Weighted average shares outstanding, diluted	41,803	38,316

(a)	-	The average net royalty per ton deducts coal royalties expenses, which are incurred primarily in Central Appalachia.
(b)	-	Our equity-based compensation expense includes our stock option expense and the amortization of restricted stock and units in accordance with SFAS No. 123(R), Share-based Payments.
(c)	-	The diluted EPS numerator includes an adjustment for the dilutive effect of PVR’s net income.

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets	$271,023	$244,072
Net property and equipment	1,972,486	1,899,014
Other assets	108,970	110,375

Total assets	$2,352,479	$2,253,461

Liabilities and Shareholders’ Equity
Current liabilities	$279,236	$261,899
Long-term debt	406,000	352,000
Long-term debt of PVR	400,479	399,153
Other liabilities and deferred taxes	268,170	251,149
Minority interest	187,153	179,162
Shareholders’ equity	811,441	810,098

Total liabilities and shareholders’ equity	$2,352,479	$2,253,461

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended March 31,
	2008	2007
Operating Activities
Net income	$3,926	$4,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	38,569	28,070
Commodity derivative contracts:
Total derivative losses (gains)	27,009	17,142
Cash receipts (payments) to settle derivatives for period	(8,953)	3,512
Deferred income taxes	2,605	1,965
Minority interest	20,028	9,296
Dry hole and unproved leasehold expense	3,553	4,386
Other	(2,161)	526

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	84,576	69,300
Changes in operating assets and liabilities	(18,424)	(4,359)

Net cash provided by operating activities	66,152	64,941

Investing Activities
Acquisitions, net of cash acquired	(4,740)	(3,835)
Additions to property and equipment	(108,662)	(104,771)
Other	405	47

Net cash used in investing activities	(112,997)	(108,559)

Financing Activities
Dividends paid	(2,344)	(2,116)
Distributions paid to minority interest holders	(13,740)	(11,020)
Net proceeds from (repayments of) PVA borrowings	54,000	53,000
Net proceeds from (repayments of) PVR borrowings	2,000	5,000
Other	5,282	943

Net cash provided by financing activities	45,198	45,807

Net increase (decrease) in cash and cash equivalents	(1,647)	2,189
Cash and cash equivalents - beginning of period	34,527	20,338

Cash and cash equivalents - end of period	$32,880	$22,527

PENN VIRGINIA CORPORATION

QUARTERLY SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Three Months Ended March 31, 2008

Production
Total oil, NGLs, condensate and gas (MMcfe)	10,522
Natural gas (MMcf)	9,748
Oil, NGLs and condensate (MBbls)	129
Coal royalty tons (thousands of tons)			7,640
Midstream system throughput volumes (MMcf)				17,287

Revenues
Natural gas	$80,513	$8.26	$—	$—	$—	$80,513
Oil, NGLs and condensate	11,083	85.91	—	—	—	11,083
Natural gas midstream	—	—	—	125,048	—	125,048
Coal royalties	—	—	23,962	—	—	23,962
Other	703	—	6,332	1,472	22	8,529

Total revenues	92,299	8.77	30,294	126,520	22	249,135

Expenses
Cost of midstream gas purchased	—	—	—	99,697	—	99,697
Operating expense	14,209	1.35	2,743	4,050	—	21,002
Exploration	4,680	0.44	—	—	—	4,680
Taxes other than income	5,858	0.56	371	701	465	7,395
General and administrative	4,584	0.44	3,185	3,333	6,557	17,659
Depreciation, depletion and amortization	26,616	2.53	6,413	5,087	453	38,569

Total expenses	55,947	5.32	12,712	112,868	7,475	189,002

Operating income (loss)	$36,352	$3.45	$17,582	$13,652	$(7,453)	$60,133

Additions to property and equipment and acquisitions	$95,189		$48	$17,622	$543	$113,402

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Three Months Ended March 31, 2007

Production
Total oil, NGLs, condensate and gas (MMcfe)	8,726
Natural gas (MMcf)	8,084
Oil, NGLs and condensate (MBbls)	107
Coal royalty tons (thousands of tons)			8,284
Midstream system throughput volumes (MMcf)				15,900

Revenues
Natural gas	$56,619	$7.00	$—	$—	$—	$56,619
Oil, NGLs and condensate	5,104	47.70	—	—	—	5,104
Natural gas midstream	—	—	—	95,318	—	95,318
Coal royalties	—	—	25,000		—	25,000
Other	312	—	3,484	398	35	4,229

Total revenues	62,035	7.11	28,484	95,716	35	186,270

Expenses
Cost of midstream gas purchased	—	—	—	79,731	—	79,731
Operating expense	8,919	1.02	2,155	3,359	—	14,433
Exploration	5,070	0.58	—	—	—	5,070
Taxes other than income	4,223	0.48	323	520	310	5,376
General and administrative	3,400	0.40	2,616	3,023	6,012	15,051
Depreciation, depletion and amortization	17,844	2.04	5,490	4,643	93	28,070

Total expenses	39,456	4.52	10,584	91,276	6,415	147,731

Operating income (loss)	$22,579	$2.59	$17,900	$4,440	$(6,380)	$38,539

Additions to property and equipment and acquisitions	$99,725		$1,336	$6,005	$1,540	$108,606

*	Natural gas revenues are shown per Mcf, oil, NGL and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2008	2007
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$66,152	$64,941
Adjustments:
Changes in operating assets and liabilities	18,424	4,359

Operating cash flow (see Note 1 below)	$84,576	$69,300

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$3,926	$4,403
Adjustments for derivatives:
Derivative losses included in operating income	1,108	421
Derivative losses included in other income	25,901	16,721
Cash receipts (payments) to settle derivatives for period	(8,953)	3,512
Impact of adjustments on minority interest (Note 3)	9,535	(802)
Impact of adjustments on income tax expense (Note 4)	(10,760)	(7,730)

Net income as adjusted (see Note 2 below)	$20,757	$16,525

Net income as adjusted per share, diluted	$0.50	$0.43

Note 1	-	Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. We believe that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, or a measure of liquidity or as an alternative to net income.
Note 2	-	Net income as adjusted represents net income excluding any gains or losses on derivatives, adjusted for any cash settlements received (paid) and adjusted for related minority interest and income taxes. We believe “net income as adjusted” provides a useful measure which excludes the impact of mark-to-market accounting.
Note 3	-	Minority interest for the quarter ended December 31, 2007 has been adjusted for the effect of incentive distribution rights and reflects the minority interest percentage of net income recognized for the year ended December 31, 2007.
Note 4	-	The impact of these adjustments on our income tax expense reflects our statutory tax rate of 39%.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited

(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements As Adjusted” (see Note 1 below):

	Three Months Ended March 31, 2008 - (unaudited)			Three Months Ended March 31, 2007 - (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$80,513	$—	$80,513	$56,619	$—	$56,619
Oil, NGLs and condensate	11,083	—	11,083	5,104	—	5,104
Natural gas midstream	125,048	(125,048)	—	95,318	(95,318)	—
Coal royalties	23,962	(23,962)	—	25,000	(25,000)	—
Other	8,529	(7,804)	725	4,229	(3,882)	347

Total revenues	249,135	(156,814)	92,321	186,270	(124,200)	62,070

Expenses
Cost of midstream gas purchased	99,697	(99,697)	—	79,731	(79,731)	—
Operating	21,002	(6,793)	14,209	14,433	(5,514)	8,919
Exploration	4,680	—	4,680	5,070	—	5,070
Taxes other than income	7,395	(1,072)	6,323	5,376	(843)	4,533
General and administrative	17,659	(7,134)	10,525	15,051	(6,401)	8,650
Depreciation, depletion and amortization	38,569	(11,500)	27,069	28,070	(10,133)	17,937

Total expenses	189,002	(126,196)	62,806	147,731	(102,622)	45,109

Operating income	60,133	(30,618)	29,515	38,539	(21,578)	16,961

Other income (expense)
Interest expense	(9,552)	4,932	(4,620)	(6,727)	3,547	(3,180)
Derivatives	(25,901)	(7,776)	(33,677)	(16,721)	2,647	(14,074)
Equity earnings in PVG and PVR	—	13,979	13,979	—	6,441	6,441
Interest income and other	2,331	(545)	1,786	1,416	(353)	1,063

Income before minority interest and income taxes	27,011	(20,028)	6,983	16,507	(9,296)	7,211
Minority interest	20,028	(20,028)	—	9,296	(9,296)	—
Income tax expense	3,057	—	3,057	2,808	—	2,808

Net income	$3,926	$—	$3,926	$4,403	$—	$4,403

Note 1	–	Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus minority interest which represents the portion of PVG’s consolidated results of operations that we do not own. We believe equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on PVA’s operations.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited (continued)

(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet As Adjusted” (see Note 2 below):

	March 31, 2008			December 31, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets
Current assets	$271,023	$(120,811)	$150,212	$244,072	$(114,707)	$129,365
Net property and equipment	1,972,486	(740,652)	1,231,834	1,899,014	(731,282)	1,167,732
Equity investment in PVG and PVR	—	196,061	196,061	—	202,297	202,297
Other assets	108,970	(95,651)	13,319	110,375	(96,262)	14,113

Total assets	$2,352,479	$(761,053)	$1,591,426	$2,253,461	$(739,954)	$1,513,507

Liabilities and Shareholders’ Equity
Current liabilities	$279,236	$(141,494)	$137,742	$261,899	$(133,918)	$127,981
Long-term debt	406,000	—	406,000	352,000	—	352,000
Long-term debt of PVR	400,479	(400,479)	—	399,153	(399,153)	—
Other liabilities and deferred taxes	268,170	(31,927)	236,243	251,149	(27,721)	223,428
Minority interest	187,153	(187,153)	—	179,162	(179,162)	—
Shareholders’ equity	811,441	—	811,441	810,098	—	810,098

Total liabilities and shareholders’ equity	$2,352,479	$(761,053)	$1,591,426	$2,253,461	$(739,954)	$1,513,507

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows As Adjusted” (see Note 3 below):

	Three Months Ended March 31, 2008 (unaudited)			Three Months Ended March 31, 2007 (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Operating Activities
Net income	$3,926	$—	$3,926	$4,403	$—	$4,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	38,569	(11,500)	27,069	28,070	(10,133)	17,937
Commodity derivative contracts:
Total derivative losses (gains)	27,009	6,668	33,677	17,142	(3,490)	13,652
Cash receipts (payments) to settle derivatives for period	(8,953)	9,522	569	3,512	2,072	5,584
Minority interest	20,028	(20,028)	—	9,296	(9,296)	—
Investment in PVG and PVR	—	(13,979)	(13,979)	—	(6,441)	(6,441)
Cash distributions from PVG and PVR	—	10,432	10,432	—	2,322	2,322
Other	3,997	414	4,411	6,877	109	6,986

Operating cash flow	84,576	(18,471)	66,105	69,300	(24,857)	44,443
Changes in operating assets and liabilities	(18,424)	924	(17,500)	(4,359)	4,552	193

Net cash provided by operating activities	66,152	(17,547)	48,605	64,941	(20,305)	44,636

Investing Activities
Other	405	(341)	64	47	(43)	4
Acquisitions	(4,740)	20	(4,720)	(3,835)	339	(3,496)
Additions to property and equipment	(108,662)	17,650	(91,012)	(104,771)	7,002	(97,769)

Net cash used in investing activities	(112,997)	17,329	(95,668)	(108,559)	7,298	(101,261)

Financing Activities
Dividends paid	(2,344)	—	(2,344)	(2,116)	—	(2,116)
Distributions paid to minority interest holders	(13,740)	13,740	—	(11,020)	11,020	—
Proceeds from issuance of partners’ capital by PVG	—	—	—	—	(860)	(860)
Net proceeds from (repayments of) PVA borrowings	54,000	—	54,000	53,000	—	53,000
Net proceeds from (repayments of) PVR borrowings	2,000	(2,000)	—	5,000	(5,000)	—
Other	5,282	—	5,282	943	—	943

Net cash provided by financing activities	45,198	11,740	56,938	45,807	5,160	50,967

Net increase (decrease) in cash and cash equivalents	(1,647)	11,522	9,875	2,189	(7,847)	(5,658)
Cash and cash equivalents-beginning balance	34,527	(30,503)	4,024	20,338	(13,687)	6,651

Cash and cash equivalents-ending balance	$32,880	$(18,981)	$13,899	$22,527	$(21,534)	$993

Note 2	–	Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding minority interest which represents the portion of PVG’s consolidated balance sheet that PVA does not own and including other adjustments to eliminate inter-company transactions. We believe equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on PVA’s assets, liabilities and shareholders’ equity.
Note 3	–	Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own and including other adjustments to eliminate inter-company transactions. We believe equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on PVA’s cash flows.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited

(dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2008.

	Actual	Full-Year 2008 Guidance
	First Quarter 2008
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	9.7	43.2	-	45.1
Oil, NGLs and condensate (MBbls)	129	1,000.0	-	1,100.0
Equivalent production (Bcfe)	10.5	49.2	-	51.7
Equivalent daily production (MMcfe per day)	115.6	134.4	-	141.3

Expenses:
Cash operating expenses ($ per Mcfe)	$2.34	2.10	-	2.30
Exploration	$4.7	30.0	-	40.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.53	2.50	-	2.65

Capital expenditures:
Development drilling	$79.1	375.0	-	380.0
Exploratory drilling	$5.4	55.0	-	60.0
Pipeline, gathering, facilities	$4.9	30.0	-	35.0
Seismic	$0.7	8.0	-	10.0
Lease acquisition, field projects and other	$4.6	22.0	-	25.0
Proved property acquisitions	$—	—	-	—
Total segment capital expenditures	$94.7	490.0	-	510.0

Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	7.6	33.0	-	34.5

Revenues:
Average royalty per ton	$3.14	2.90	-	3.10
Other	$6.3	25.0	-	27.0

Expenses:
Cash operating expenses	$6.3	21.0	-	23.0
Depreciation, depletion and amortization	$6.4	30.0	-	32.0

Capital expenditures:
Expansion and acquisitions	$0.1	1.5	-	3.0
Maintenance capital expenditures	$—	0.2	-	0.4
Total segment capital expenditures	$0.1	1.7	-	3.4

Natural Gas Midstream Segment (PVR):
Throughput volumes (MMcf per day) - see Note c	190	250	-	275

Expenses:
Cash operating expenses	$8.1	34.0	-	36.0
Depreciation, depletion and amortization	$5.1	22.0	-	24.0

Capital expenditures:
Expansion and acquisitions	$16.4	80.0	-	90.0
Maintenance capital expenditures	$3.1	12.0	-	14.0
Total segment capital expenditures	$19.5	92.0	-	104.0

Corporate and Other:
General and administrative expense - PVA - see Note d	$5.9	22.0	-	24.0
General and administrative expense - PVG - see Note d	$0.6	3.0	-	3.5
Interest expense:
PVA average long-term debt outstanding	$374.5	420.0	-	440.0
PVA interest rate	5.0%	5.5%	-	6.0%
Percentage capitalized - see Note e	11%	20%	-	30%
PVR average long-term debt outstanding	$412.5	450.0	-	470.0
PVR interest rate assumed	5.3%	5.5%	-	6.0%

Minority interest in PVG & PVR	$20.0	see Note f
Income tax rate	44%	see Note g
Cash distributions received from PVG & PVR	$10.4	see Note h
Other capital expenditures	$0.3	0.5		1.0

These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

(dollars in millions except where noted)

Notes to Guidance Table:

a	-	The following table shows PVA’s current derivative positions for natural gas production as of March 31, 2008:

		Weighted Average Price
	Average Volume Per Day	Additional Put Option	Floor	Ceiling
Natural gas costless collars	(in MMBtus)	(per MMBtu)
Second quarter 2008	10,000		$7.50	$9.10
Third quarter 2008	10,000		$7.50	$9.10
Fourth quarter 2008	10,000		$7.50	$9.10

Natural gas three-way collars (1)	(in MMBtus)	(per MMBtu)
Second quarter 2008	22,500	$5.00	$7.11	$9.09
Third quarter 2008	22,500	$5.00	$7.11	$9.09
Fourth quarter 2008	67,500	$5.89	$8.55	$11.26
First quarter 2009	65,000	$6.00	$8.67	$11.68
Second quarter 2009	20,000	$5.75	$8.00	$9.23
Third quarter 2009	20,000	$5.75	$8.00	$9.23
Fourth quarter 2009	10,000	$6.00	$8.50	$12.15
First quarter 2010	10,000	$6.00	$8.50	$12.15

Natural gas swaps
Second quarter 2008	45,000		$9.03
Third quarter 2008	45,000		$9.03

Crude oil three-way collars (1)	(in barrels)	(per barrel)
Second quarter 2008	500	$70.00	$95.00	$108.80
Third quarter 2008	500	$70.00	$95.00	$108.80

(1)	A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that PVA will receive for the contracted commodity volumes. The purchased put establishes the minimum price that PVA will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

We estimate that excluding the derivative positions described above, for every $1.00 per MMBtu decrease or increase in natural gas prices, our operating income from oil and gas operations for the last nine months of 2008 would increase or decrease by approximately $20.0 million. This assumes that natural gas production remains constant at forecasted levels. In addition, we also estimate that for every $5.00 per barrel increase or decrease in the oil prices, our operating income from oil and gas operations would increase or decrease by approximately $2.0 million. This assumes that crude oil, condensate and other natural gas liquids production remains constant at forecasted levels. These estimated changes in operating income exclude the potential cash receipts or payments in settling these derivative positions.

b	-	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any.

			Weighted Average Price Collars
	Average Volume Per Day	Weighted Average Price	Additional Put Option	Put	Call
Frac spread	(in MMBtu)	(per MMBtu)
Second quarter 2008 through fourth quarter 2008	7,824	$5.02

Ethane sale swap	(in gallons)	(per gallon)
Second quarter 2008 through fourth quarter 2008	34,440	$0.4700

Propane sale swaps	(in gallons)	(per gallon)
Second quarter 2008 through fourth quarter 2008	26,040	$0.7175

Crude oil sale swaps	(in barrels)	(per barrel)
Second quarter 2008 through fourth quarter 2008	560	$49.27

Natural gasoline collar	(in gallons)			(per gallon)
Second quarter 2008 through fourth quarter 2008	6,300			$1.4800	$1.6465

Crude oil collar	(in barrels)			(per barrel)
Second quarter 2008 through fourth quarter 2008	400			$65.00	$75.25

Natural gas sale swaps	(in MMBtu)	(per MMBtu)
Second quarter 2008 through fourth quarter 2008	4,000	$6.97

Crude oil three-way collar	(in barrels)			(per gallon)
First quarter 2009 through fourth quarter 2009	1,000		$70.00	$90.00	$119.25

c	-	We estimate that excluding the derivative positions described above, for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.50 per MMBtu budgeted 2008 benchmark price, natural gas midstream gross processing margin and operating income in 2008 would increase or decrease by approximately $7.2 million. This assumes oil and other liquids prices and inlet volumes remain constant at budgeted levels. In addition, we also estimate that excluding the derivative positions described above, for every $5.00 per barrel increase or decrease in the oil prices from the $80.00 per barrel budgeted 2008 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease by approximately $3.2 million. This assumes natural gas prices and inlet volumes remain constant at budgeted levels. These estimated changes in gross processing margin and operating income exclude the potential cash receipts or payments in settling these derivative positions.
d	-	Year-to-date 2008 results and full-year 2008 guidance reflects increased incentive compensation costs in general and administrative expense.
e	-	PVA capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by GAAP.
f	-	PVA controls the general partner of PVG and owns an 82 percent limited partner interest in PVG. PVG’s operating results are included in PVA’s consolidated financial statements, and minority interest reflects the 18 percent of PVG owned by parties other than PVA.
g	-	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of PVA’s income tax expense for the full year.
h	-	2008 amounts received are dependent primarily upon distributions paid by PVG.